CERTIFICATE OF AMENDMENT

                                       TO

                              DECLARATION OF TRUST

The undersigned, Secretary of Nuveen Exchange-Traded Index Trust, a Massachusetts business trust, (the "Trust"), hereby certifies that in accordance with Article XIII, Section 4 of the Declaration of Trust of the Trust, the Board of Trustees of the Trust, by unanimous vote duly adopted resolutions on July 30, 2002 amending the Declaration of Trust of the Trust effective as of the date hereof as follows:

         The Declaration of Trust is hereby amended by striking Section 1 of
         Article I in its entirety and substituting in lieu thereof the following:

                  Section 1. Name. This Trust shall be known as the "Leviathan Exchange-Traded Index Trust," and the Trustees shall conduct the business of the Trust under that name or any other names as they may from time to time determine.

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                      LEVIATHAN EXCHANGE-TRADED INDEX TRUST

         In accordance with Article V, Section 2 of the Declaration of Trust of Leviathan Exchange-Traded Index Trust (the "Trust"), effective August 1, 2002, the size of the Trust's Board of Trustees has been changed to two (2) in number, and the following persons constitute all of the Trustees of the Trust:

                                           Ranga Nathan
                                           3902 Gladstone Drive
                                           Naperville, Illinois 60565

                                           Harold Bruce Bond
                                           233 East Prairie Avenue
                                           Wheaton, Illinois 60187



                                           LEVIATHAN EXCHANGE-TRADED INDEX TRUST

                                           /s/ Ranga Nathan
                                           -------------------------------------
                                           By: Ranga Nathan
                                               Secretary